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                                                             Exhibit 10.2


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of the 1st of April 2001, between Carreker Corporation, a Delaware corporation (the "COMPANY"), and ROBERT HALL.

                                    RECITALS

         ROBERT HALL agrees to commence employment by the Company effective April 1, 2001.

         This Agreement sets forth in definitive form the terms of ROBERT HALL's employment by the Company. As such, this Agreement supersedes any prior employment agreements in entirety.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the Company and ROBERT HALL hereby agree as follows:

         1. EMPLOYMENT. The Company will employ ROBERT HALL And ROBERT HALL accepts employment with the Company for a period of three (3) years beginning April 1, 2001 (the "INITIAL PERIOD"). This Agreement shall automatically renew for successive one (1) year terms ("Renewal Periods") unless either party notifies the other six (6) months in advance of the expiration of the Initial or any Renewal Period. ROBERT HALL's employment may continue after the Initial or any Renewal Period but he will then be deemed an employee at will under Texas law. The obligations of the Company and ROBERT HALL set forth in that certain "Noncompetition, Property Rights and Trade Secrets Agreement" and in that certain "Confidentiality Agreement" (each as defined in Section 7 and attached as Attachments A and B to this Agreement) (referring to noncompetition, intellectual property rights and confidentiality, respectively) and in Section 8 (referring to termination) will survive termination of ROBERT HALL's employment, regardless of reason, as provided in such agreements.

         2. DUTIES. ROBERT HALL Will be employed initially as President of the Revenue Enhancement division, reporting directly to J.D. Carreker, Jr., Chairman and Chief Executive Officer. ROBERT HALL shall be responsible for the Revenue Enhancement division, participating in the leadership and direction of the Company; and participating as a member of the Policy Committee and Administration. A Chief of Staff, Chief Operations Officer or employee of similar position irrespective of title, will report to ROBERT HALL and will be primarily responsible for managing the day-to-day operations of the Company's Revenue Enhancement division. ROBERT HALL shall have such authority as Mr. Carreker determines is reasonably necessary to perform his duties, provided that at no time shall ROBERT HALL's duties or authority be reduced below a level equivalent to head of a division of comparable size and scope or changed to a different division from the Revenue Enhancement Division without his consent. ROBERT HALL shall not be required to perform services at any location outside the Dallas, Texas metropolitan area, other than reasonable business travel.


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         ROBERT HALL agrees that, to the best of his ability and experience, he will at all times conscientiously perform such duties and obligations as may be assigned to him in good faith, consistent with his position, by the Company's Chief Executive Officer.

         3. FULL-TIME EMPLOYMENT. ROBERT HALL's employment will be on a full-time basis, in accordance with standard employee policies of the Company, including the rules of any employee handbook and all other rules and policies the Company might announce from time to time. In addition to such restrictions as are set forth in the Noncompetition, Property Rights and Trade Secrets Agreement referenced herein, ROBERT HALL will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that ROBERT HALL may (a) provide incidental assistance to family members on matters of family business; or (b) engage in charitable activities on behalf of civic, educational or other nonprofit organizations;
(c) serve with or without compensation on advisory boards of directors; and
(d) serve with or without compensation on non-competitor boards of directors; provided in each case that such activities do not conflict with or interfere with ROBERT HALL's normal full-time and first priority obligations to the Company, and provided further that with respect to service on boards of directors of any type, ROBERT HALL shall obtain prior written consent of the Chairman of the Company, which consent shall not be unreasonably withheld or delayed. ROBERT HALL may make personal investments in non-publicly traded corporations, partnerships or other entities that, to the knowledge of the Company, are not at the time of such investment engaged in any business activities competitive with the Company. Notwithstanding anything to the contrary contained in this Agreement, ROBERT HALL may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that ROBERT HALL does not at any time own in excess of two percent (2%) of the issued and outstanding stock of any such corporation. The Company acknowledges that the foregoing restrictions do not apply to any stock that ROBERT HALL now or hereafter may own in Exchange Applications, Inc. (a/k/a "Xchange").

         4.       SALARY; POTENTIAL INCENTIVE COMPENSATION; STOCK OPTIONS.

                  (a) SALARY AND POTENTIAL INCENTIVE COMPENSATION. ROBERT HALL's annual base salary for the Initial or any Renewal Period will be $350,000 unless and until increased as set forth below. All base salary will be payable on the Company's regular payroll dates, less required withholdings. At least annually, ROBERT HALL's annual base salary shall be reviewed by the Board of Directors or a committee thereof, and, may, in their sole discretion, be increased from time to time during the Initial or any Renewal Period in light of merit, cost of living changes, and base compensation levels for similar executive positions in the Company's industry.

                  (b) COMPANY BONUS PLAN. The Company bonus plan operates on a February 1 through January 31 time frame and will provide ROBERT HALL the opportunity to earn a bonus when the Company meets certain profitability goals. The target bonus for ROBERT HALL's position for each annual period is set at 70% of base salary. The Chairman


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and Chief Executive Officer in his sole discretion, will determine the actual amount received. It is possible to receive more than the target percentage based on the Company exceeding the Incentive Plan and at the discretion of the Chairman and Chief Executive Officer. ROBERT HALL acknowledges that the Company's Board of Directors has complete and sole discretion (exercisable in good faith) to establish and revise any and all of the Company's bonus plans and payout levels; provided, however, that no such action may retroactively alter or limit the amount of any incentive compensation actually and previously earned by ROBERT HALL.

                  (c) STOCK OPTIONS. A recommendation will be presented to the Compensation Committee of the Board of Directors for ROBERT HALL to receive a non-qualified stock option of 110,000 shares of common stock. The recommended vesting will be a four (4) year schedule, 25% vesting for each year of continuous service and employment. The per share option price will be determined as market value (closing price) on the day of grant. Every effort will be made to coincide the date of grant with ROBERT HALL's first day of work. If ROBERT HALL should receive stock options on a vesting schedule, all unvested options shall vest immediately upon the occurrence of any of the following: a Change of Control (as defined below), the termination by the Company of ROBERT HALL's employment without Cause, ROBERT HALL's resignation pursuant to Section 8(b) of this Agreement, ROBERT HALL's permanent disability, or ROBERT HALL's death. Each such option shall be issued under and pursuant to the Company's Amended and Restated 1994 Long-Term Incentive Plan, with terms and conditions as provided therein except as expressly provided herein. ROBERT HALL will also be eligible to receive such other options that the Company's Board of Directors shall, in its sole discretion, hereafter determine to grant to him.

                  For purposes of this Agreement, a Change of Control shall have occurred if, as the result of a completed tender offer, merger, consolidation, sale of assets, acquisition of shares or contested election, or any combination of the foregoing transactions, (a) any person (other than J.D. Carreker, his heirs, Crow Family Partnership, L.P., or affiliates of any of them) shall become the owner, beneficially or of record, of more than fifty percent (50%) of the aggregate voting power of the Company, or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the shareholders of the Company was approved by the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company, or (c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; PROVIDED, HOWEVER, that a merger or consolidation in which the Company is the surviving entity (other than as a wholly owned subsidiary of another entity) and in which the Board of the Company after giving effect to the merger or consolidation is comprised of a majority of members who are either (i) directors of the Company immediately preceding the merger or consolidation, or (ii) appointed to the Board of


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the Company by the Company (or its Board) as an integral part of such merger or consolidation, shall not constitute a Change in Control of the Company; or
(d) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a dividend in kind or spin-off type transaction, directly or indirectly, of such assets to the stockholders of the Company.

         5. BENEFITS. ROBERT HALL will also be entitled to insurance, vacation and other employee benefits commensurate with his position (and reasonably consistent with the benefits afforded other executive officers of the Company) in accordance with the Company's standard employee policies in effect from time to time. ROBERT HALL acknowledges receipt of a summary of the Company's standard employee benefits policies in effect as of the date of this Agreement.

         6. REIMBURSEMENT OF SPECIAL EXPENSES AND NORMAL BUSINESS EXPENSES. The Company agrees to reimburse Mr. Hall's out-of-pocket expenses for monthly dues to a mutually agreed upon country club for entertainment and networking.

         The Company will, in accordance with the Company's policies in effect from time to time, reimburse ROBERT HALL for all other out-of-pocket reasonable business expenses incurred by ROBERT HALL in connection with the performance of his duties under this Agreement, upon submission of the required documentation required pursuant to the Company's standard policies and record-keeping procedures. Reasonable business expenses shall include business use of a cellular phone and annual Admiral's Club membership. In addition, from the effective date of this Agreement through the first anniversary date of this Agreement, upon ROBERT HALL's submission of expense documentation in accordance with the Company's standard policies and record-keeping procedures, the Company shall reimburse ROBERT HALL up to the amount of $2,200 per calendar quarter to cover the cost of life insurance policy(ies).

         7. INTELLECTUAL PROPERTY. Simultaneously with the execution of this Agreement and as a condition of his employment, ROBERT HALL agrees to execute and deliver (if he has not done so already) that certain Senior Staff Non-Competition Agreement between him and the Company, a copy of which is attached to this Agreement as Attachment A ("Noncompetition Agreement"), and that certain Senior Staff Confidentiality and Intellectual Property Ownership Agreement between him and the Company, a copy of which is attached to this Agreement as Attachment B ("Confidentiality Agreement").

         8.       TERMINATION.

                  (a) BY THE COMPANY. Notwithstanding Section 1, the Company may terminate ROBERT HALL's employment at any time during the Initial or any Renewal Period


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with or without Cause (as defined below), provided that the Company shall provide ROBERT HALL six months written notice for termination without Cause. Unless otherwise expressly provided in this Agreement, the Company shall not be required to provide notice for a termination with Cause.

                  (b) BY ROBERT HALL. During the Initial or any Renewal Period, ROBERT HALL may terminate his employment if (i) the Company is in material breach of this Agreement provided, however, that such material breach shall permit such termination only if the Company shall have been provided at least 30 days' prior notice and opportunity to cure such material breach. or (ii) there occurs a material reduction in Employee's position, any reporting relationship of Employee other than to the Chairman or CEO of the Company, or any change in the duties that are materially different from heading the Revenue Enhancement division ("Reduction in Position"), provided however, that no Reduction in Position shall be deemed to occur until the expiration of thirty (30) days following written notice being provided to Company by Employee specifying the nature of such Reduction in Position and such Reduction continuing during such thirty (30) day period. In the event of any termination by Employee pursuant to this Section 8(b)(i), Employee shall be entitled to receive the severance pay, bonuses and benefits provided in
Section 8(c) as if on the effective date of such termination by Employee, the Employee had been terminated by Company without Cause pursuant to Section 8(a). In the event of any termination by Employee pursuant to this Section 8(b)(ii) or otherwise without Cause, Employee shall be entitled to receive the severance pay, prorated bonus for the period worked only and benefits provided in Section 8(c) as if on the effective date of such termination by Employee, the Employee had been terminated by Company without Cause pursuant to Section 8(a).

         Without limitation, a failure by the Company to pay to ROBERT HALL any undisputed amounts due under this Agreement in accordance with the terms hereof shall be deemed a material breach.

         (c)      REMEDY.

                  (i) TERMINATION WITHOUT CAUSE. Upon termination of ROBERT HALL's employment during the Initial or any Renewal Period without Cause pursuant to Section 8(a) or pursuant to Section 8(b) only (at which time he shall cease to be an employee of the Company for all purposes), the Company will (i) pay to ROBERT HALL as severance pay on the Company's regular payroll dates and less required withholdings, the base salary at the rate paid to ROBERT HALL immediately prior to such termination, for one (1) year from the effective date of termination;
         (ii) pay to ROBERT HALL annual bonuses for one (1) year from the effective date of termination, at such time as the Company pays bonuses, equal to the bonus to which he would have been entitled under
         Section 4(b) had (x) he not been terminated and (y) the Company's profitability through the fiscal quarter ended immediately prior to the effective date of termination continued at the same rate throughout the applicable bonus period; and (iii) provide ROBERT HALL with the opportunity to purchase major medical health and dental insurance reasonably comparable to employee benefits then provided to the


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         Company's senior officers in accordance with Consolidated Omnibus
         Budget Reconciliation Act ("COBRA"). Further, to the extent ROBERT HALL would otherwise be entitled to a bonus under Section 4(b), the Company will pay ROBERT HALL a prorated bonus, for that portion of the relevant fiscal year during which he worked, at such time as the Company pays bonuses, or portions thereof, to other senior executives of the Company. The Company's obligation to reimburse ROBERT HALL's monthly country club dues and related fees and business expenses (to the extent incurred following the effective date of his termination) as provided in Section 6 shall not survive termination.

                  (ii) TERMINATION WITH CAUSE. If the Company terminates ROBERT HALL's employment with Cause, none of the foregoing post-termination payments or benefits, or any other post-termination or severance payments or benefits, shall be made or provided to ROBERT HALL, and he shall be entitled only to such amounts as have accrued to him under this Agreement prior to the effective date of termination.

                           In addition to any other remedies that Employer may have at law or in equity, the Employer may immediately terminate Employee's employment under this Agreement upon the occurrence of any of the following events, any of which shall constitute "Cause":

                           A. Failure of Employee to perform work and duties as set forth herein for ten (10) or more consecutive business days (except during vacation and periods of illness as set forth herein) without giving prior written notice to the Chairman or CEO or his designee and receiving his or her approval of such absence, which approval shall not be unreasonably withheld;

                           B. The substantial, material and continuing failure of Employee, after reasonable notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of this Agreement, other than as a result of disability, as determined by the Chairman or CEO in his reasonable discretion, provided, however, that failure to meet financial goals shall not be deemed Cause;

                           C.       Employee's commission of an act of
                  embezzlement, fraud, dishonesty, gross negligence, willful misconduct, unlawful discrimination, breach of fiduciary duty to the Company, disloyalty or material theft (whether within the workplace or elsewhere) as determined by the Company in its reasonable discretion, provided that reasonable disagreements or bona fide errors in expense accounts shall not be deemed Cause;

                           D. Employee's using for his own benefit or the benefit of any third party in violation of the Noncompetition Agreement or the Confidentiality Agreement any material, non-public information, confidential information or


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                  proprietary information of Employer or its respective
                  successors and assigns, or willfully or through gross negligence divulging any such information to third parties that is or may be, in either case, materially harmful to the Employer without the prior written consent of Mr. Carreker or his designee, or any violation by Employee of any of his obligations under the Noncompetition Agreement or of Section 2 of the Confidentiality Agreement which is materially harmful to the Employer; or which the Mr. Carreker or his designee determines in his or her reasonable judgment presents a risk of being materially harmful to Employer provided that such violations by Employee with the intent of furthering the business of CARREKER or in the performance of Employee's duties for CARREKER shall not be deemed Cause.;

                           E. Employee's habitual drunkenness or use of illegal substances or illegal drugs or the use, possession, distribution or being under the influence of alcohol or illegal substances or illegal drugs in the workplace. The only exception is that Employee may consume alcohol reasonably and responsibly, if he or she so chooses, at events and functions including legitimate business events and/or functions where alcohol is legally available; and

                           F. Employee's continuous failure or refusal to comply, after notice of and a reasonable opportunity to cure such failure or refusal if capable of cure, with the reasonable, nondiscriminatory policies, standards, regulations, instructions, or directions of Employer as they currently exist or as they may be modified from time to time consistent with the terms and conditions of this Agreement (provided that such instructions are made in good faith, are not arbitrary or capricious and do not require Employee to subject himself to criminal liability or material civil liability against which he is not indemnified under the Company's then-existing Officer and Director insurance policy to the same extent as other officers of the Company).

                  (iii) LIQUIDATED DAMAGES. The Company's obligation to make payments (and provide COBRA benefits), if any, pursuant to this Section 8(c) is in lieu of any damages and any other payment or other benefits that the Company might otherwise be obligated to pay ROBERT HALL as a result of the termination of ROBERT HALL's employment with the Company (including for claims of employment discrimination, wrongful termination or breach of this
Section 8). The Company and ROBERT HALL agree that, in view of the nature of the issues likely to arise in the event of such termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the payments (and provide the COBRA benefits) as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by the Company to ROBERT HALL. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.


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         (d)      UPON DEATH. Except as otherwise provided for in this
Agreement, if ROBERT HALL dies during the term of this Agreement, then the Company will pay his estate an amount equal to all earned and unpaid salary, prorated bonuses (if any) for that portion of the year of his death during which he worked, other bonuses (if any) accrued and payable, and accrued benefits, all as of the date of his death.

         (e) SURVIVAL. ROBERT HALL's and the Company's obligations under Sections 7, 8 and 9(h) of this Agreement and, to the extent that any allowable expenses have not been reimbursed as of the effective date of such termination, under Section 6 of this Agreement, will survive the termination of ROBERT HALL's employment with the Company.

         9. BOARD OF DIRECTORS. The Company will identify ROBERT HALL to the Board of Directors as a potential director during the first year of this Agreement.

         10.      MISCELLANEOUS.

                  (a) NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 10(a):

                  (i) If to the Company:    Carreker Corporation
                                            4055 Valley View Lane, Suite 1000
                                            Dallas, Texas 75244
                                            Attention:  Chief Executive Officer
                                            Phone: (972) 458-1981
                                            Fax: (972) 661-5158

                  (ii)If to ROBERT HALL:    6615 Clearhaven Circle
                                            Dallas, Texas 75248
                                            Phone: (972) 980-7994
                                            Fax: (972) 715-0698

         (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between the Company and ROBERT HALL concerning ROBERT HALL's employment and employment benefits (including, without limitation, the letter agreement referenced in the recitals to this Agreement). This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modifications is sought.

         (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either ROBERT HALL or the Company, except that the rights and obligations of the Company under this Agreement may be assigned to a corporation which succeeds the Company as the result of a merger or other corporate reorganization and which continues the business of the Company, or a subsidiary of the Company, provided that the Company guarantees the performance by such assignee of the Company's obligations hereunder.

         (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties, and any other issues that might arise with respect to hereto.

         (e) NO WAIVER. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions of this Agreement on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

         (f) SEVERABILITY. ROBERT HALL and the Company recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of the Company. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

         (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

         (h)      DISPUTE RESOLUTION.

                  (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect, except that depositions and documentary discovery shall be freely permitted. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute, and may, in his or her discretion, award attorneys' fees, expenses and costs.

                  (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

                  (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                  (iv) PAYMENT OF COSTS. The Company and ROBERT HALL will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings.

                  (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

                  (vi) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                  (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                  (viii) NATURE OF REMEDY. Except as specifically otherwise provided below, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

                  (ix) EQUITABLE REMEDY. Notwithstanding the provisions of this Section 10(h) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief are not subject to arbitration, and may be brought by the parties in any court that has jurisdiction, and, should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.

         (i) CONSTRUCTION. This Agreement is a result of arms length negotiation between the parties during which each has been represented by counsel of its choice. Its terms shall not be construed for or against either party.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.

CARREKER CORPORATION                                       EMPLOYEE

By:   /s/ George Noga                                      /s/ Robert Hall
      -----------------------------------                  --------------------
      George Noga                                          ROBERT HALL
      Senior Vice President
      and Managing Director